EXHIBIT 23.3


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INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements No. 33-82144, No. 33-62663, No. 333-53183, No. 333-53187, No. 333-53189 and No.
333-69769 on Form S-8 and Registration Statements No. 33-62661, No. 333-15047, No. 333-31069 and No. 333-40723 on Form S-3 of Pre-Paid Legal Services, Inc. of our report dated September 10, 1997 with respect to the financial statements of TPN, Inc. dba The Peoples Network ("TPN") as of and for the year ended December 31, 1996 (not presented herein), appearing in this Annual Report on Form 10-K of Pre-Paid Legal Services, Inc. for the year ended December 31, 1998.



                                        Ernst & Young LLP
Dallas, Texas
March 12, 1999